Exhibit 99.1

P&F INDUSTRIES REPORTS SECOND-QUARTER-2004 RESULTS

FARMINGDALE, N.Y., August 12, 2004 - P&F Industries, Inc. (Nasdaq NM: PFIN), today announced results from operations for the second quarter ended June 30, 2004.

SECOND-QUARTER AND SIX MONTH RESULTS

Revenues for the second quarter of 2004 decreased 1.8% to $21.4 million, compared to $21.7 million for the second quarter of 2003.  Net income for the second quarter of 2004 was $704,374, or $0.20 per share on a diluted basis, compared to $1.1 million, or $0.31 per share on a diluted basis, for the second quarter of 2003.

Revenues for the six months ended June 30, 2004 decreased less than one percent to $40.9 million, compared to $41.2 million for the first six months of 2003.  Net income for the six months ended June 30, 2004 was $940,940, or $.26 per share on a diluted basis, compared to $1.7 million, or $.47 per share on a diluted basis, for the six months ended June 30, 2003.

P&F Chairman of the Board, President and Chief Executive Officer Richard Horowitz commented, “Our consolidated performance for the second quarter was slightly better than expected.  Increased revenues at Countrywide Hardware, Green Manufacturing and Embassy Industries offset a substantial but expected revenue decline at Florida Pneumatic. Although the revenue decrease at Florida Pneumatic negatively affected gross margins, our efforts to control selling, general and administrative expenses helped us achieve reasonable results.”

Florida Pneumatic’s revenues for the second quarter of 2004 decreased 23.8% to $8.3 million, compared to $10.9 million for the second quarter of 2003, due primarily to lower retail promotions and the loss of a major customer in the fourth quarter of 2003. Gross profit margins at Florida Pneumatic decreased to 36.2% from 37.2%, due to the loss of that major customer, which had higher-than-average margins, and the strengthening of the Japanese yen in relation to the U.S. dollar.  A reduced level of promotions, which typically have lower margins, helped to offset these negative trends.

Mr. Horowitz commented, “Florida Pneumatic’s results, although disappointing, were clearly in line with our expectations. We are pleased to announce however that delivery dates for major second half promotions are being finalized, along with timetables for the introduction of several new patented products for both the retail and industrial channels.”

At Countrywide Hardware, revenues for the second quarter of 2004 increased 20.6% from $5.7 million to $6.9 million.  Fencing sales increased 35% for the second quarter of 2004.  As a result, gross profit margins at Countrywide improved from 36.8% to 37.8%.

“We continue to be pleased with Countrywide’s performance,” noted Mr. Horowitz.  “Continued growth in our fencing products, which exhibit our best margins, has more than offset a slowdown in the OEM and patio product lines sales.”

Green Manufacturing’s revenues for the second quarter of 2004 increased 23.3% from $3.0 million to $3.7 million, due primarily to new customer acquisitions and a general improvement in demand for the entire product range. Gross profit margins at Green increased from 10.0% to 10.1%, as the additional gross margin resulting from increased overhead absorption due to revenue growth was almost completely offset by material cost increases in each of the three product lines.

Mr. Horowitz commented, “During the second quarter at Green, we were unable to pass through to our customers the material cost increases that we experienced in a timely manner.  Despite these material cost increases, we are extremely pleased by the continued improvement in this business unit, and look forward to a stronger second half of the year as we expect material cost increases to stabilize, our market penetration to continue and overall economic conditions to improve.”

Second quarter revenues at Embassy Industries increased 15.9% from $2.1 million to $2.4 million, due to increased baseboard sales resulting from the continued strength of housing starts that was partially offset by slightly weaker sales of radiant products and boilers.  Gross margins decreased from 32.4% to 28.0% due primarily to the strength of the Euro and a less favorable product mix.

“We are excited by the penetration our boilers have made in the market for multi-unit construction,” said Mr. Horowitz. “Although boiler sales have slowed from their first quarter pace, sales on a year-to-date basis have increased 84%.  Our newly introduced Axia boiler has received strong initial acceptance as well.  Additionally, the new commercial line of heating products continues to perform well, showing a 118% increase over the year-ago period.”

A major corporate development in the second quarter was the acquisition of the assets comprising the business of the former Woodmark International L.P. by Countrywide Hardware.  With this acquisition, we anticipate that Countrywide will now generate approximately $50 million in annual revenues.  The acquisition was immediately accretive to earnings.   The acquisition provides Countrywide with greater purchasing power with Asian suppliers and access to a large Asian-based sourcing/manufacturing management organization that will work exclusively for Countrywide.  Also, here in the U.S. the new larger entity will have two additional regional locations to warehouse our traditional builders’ hardware along with sales staff for these products.  Finally, the broader builders’ hardware line will allow us to expand even further geographically.  Plans are being developed to offer Woodmark, Nationwide and Franklin products collectively in additional regional locations throughout the U.S.  Products sold at these locations will be directly supplied by our overseas vendors in order to maximize efficiencies.

2004 UPDATE

Concerning anticipated performance, Mr. Horowitz stated, “We expect results for the third quarter of 2004 to be stronger than the prior year’s comparable period, driven by sales increases at all our subsidiaries and continued improvements in operating efficiencies.  Revenues at Florida Pneumatic are expected to increase by 15 to 20% due to increased promotional sales at two major customers and new product introductions.  Revenues at Countrywide are expected to increase between 150 and 170%, due primarily to the Woodmark acquisition coupled with continued strength in sales for the rest of Countrywide.  Revenues at Green are expected to increase by 25 to 30% due to general improvement in the overall cylinder market as well as continued penetration in the log splitter market and a broad price increase.  Additionally, access sales should be significantly improved due to a new relationship with a manufacturers’ representative group that was signed during the second quarter of this year.  Revenues at Embassy are expected to increase between 20 and 25% due to an across-the-board price increase in the baseboard product line as well as improved sales of commercial products.  In addition, we should have a very strong quarter in panel radiator sales.”

Mr. Horowitz continued, “Gross profit margins for the third quarter should range from 30 to 31%.  Selling, general and administrative expenses are expected to decrease to less than 20% of revenues due to improvements in overhead costs and the increase in revenues. Interest expense is expected to increase by about 130% due to the substantial debt attributed to the Woodmark acquisition.

“As a result, we expect profit to increase by almost 100% percent in comparison with the third quarter of 2003,” Mr. Horowitz concluded.

OTHER INFORMATION

P&F Industries has scheduled a conference call for today at 11:00 a.m. Eastern time to discuss its 2004 second quarter results.  Investors and other interested parties can listen to the call by dialing 1-706-634-0167, or via a live webcast accessible at www.pfina.com.  To listen to the webcast, please register and download audio software at the site at least 15 minutes prior to the call.  The webcast will be archived on P&F’s Web site, while a telephone replay of the call will be available through August 14, beginning at 2 p.m. Eastern time on August 12, at 1-800-642-1687 or 1-706-645-9291, conference ID # 9276828.

P&F Industries, Inc., through its four wholly-owned subsidiaries, Florida Pneumatic Manufacturing Corporation, Countrywide Hardware, Inc., Green Manufacturing, Inc., and Embassy Industries, Inc., manufactures and/or imports air-powered tools, various residential hardware such as staircase components, kitchen and bath hardware, fencing hardware and door and window hardware, hydraulic cylinders, and baseboard and radiant heating products. P&F’s products are sold under their own trademarks, as well as under the private labels of major manufacturers and retailers.

This is a “Safe-Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company’s future performance, are based upon the Company’s historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the impact of competition, product demand and pricing.  These risks could cause the Company’s actual results for the 2004 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

P&F Industries, Inc.	Lippert/Heilshorn & Associates, Inc.
Joseph A. Molino, Jr.	Jody Burfening / Seema Brin
Chief Financial Officer	Investor Relations
631-694-1800	212-838-3777
www.pfina.com	jburfening@lhai.com/sbrin@lhai.com

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (unaudited)

	June 30, 2004	December 31, 2003
	(rounded)	(rounded)

Cash	$3,280,000	$213,000
Accounts receivable - net	15,298,000	11,922,000
Inventories	24,773,000	18,755,000
Deferred income taxes - net	789,000	789,000
Prepaid expenses and other	1,900,000	1,456,000

Total current assets	46,040,000	33,135,000

Property and equipment	27,131,000	25,581,000
Less: accumulated depreciation	14,011,000	12,840,000

Net property and equipment	13,120,000	12,741,000

Goodwill, net of accumulated amortization	23,474,000	10,562,000

Other intangible assets, net of accumulated amortization	10,347,000	1,773,000

Other assets	1,009,000	121,000

Total assets	$93,990,000	$58,332,000

Short-term borrowings	$5,000,000	$3,000,000
Accounts payable	4,606,000	3,302,000
Accrued liabilities	3,727,000	4,347,000
Current maturities of long-term debt	1,530,000	1,526,000

Total current liabilities	14,863,000	12,175,000

Long-term debt, less current maturities	40,820,000	8,724,000

Deferred income taxes - net	358,000	455,000

Total liabilities	56,041,000	21,354,000

Total shareholders’ equity	37,949,000	36,978,000

Total liabilities and shareholders’ equity	$93,990,000	$58,332,000

P & F INDUSTRIES, INC.  AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	3 Months Ended		6 Months Ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003
	(rounded)	(rounded)	(rounded)	(rounded)
		(restated)		(restated)

Revenues	$21,350,000	$21,738,000	$40,926,000	$41,220,000

Costs and expenses
Cost of sales	14,683,000	14,599,000	28,668,000	28,079,000
Selling, administrative and general	5,350,000	5,188,000	10,421,000	10,059,000
Interest – net	140,000	196,000	263,000	383,000

	20,173,000	19,983,000	39,352,000	38,521,000

Income before taxes on income	1,177,000	1,755,000	1,574,000	2,699,000

Taxes on income	473,000	658,000	633,000	1,012,000

Net income	$704,000	$1,097,000	$941,000	$1,687,000

EARNINGS PER SHARE (Unaudited)

Weighted average common shares outstanding:

Basic	3,518,000	3,506,000	3,517,000	3,506,000

Diluted	3,611,000	3,579,000	3,622,000	3,577,000

Net income per Class A Common Share:

Basic	$.20	$.31	$.27	$.48

Diluted	$.20	$.31	$.26	$.47

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